EXHIBIT 23.1

[Deloitte Touche Tohmatsu Letterhead]



February 11, 1999


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


Deloitte & Touche LLP hereby consents to the inclusion of our audit report dated January 14, 1999, on the financial statements of PCI Communications, Inc. for the years ended September 30, 1998 and 1997, in Startec Global Communications Corporation's 8K filing with the Securities Exchange Commission.


Very truly yours

/s/ Deloitte & Touche LLP